CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made effective as of Effective Date (as set forth in Exhibit A attached hereto) by and between SpotItEarly, Inc., c Delaware corporation (the “Company”) and Consultant and (as such terms are defined in Exhibit A attached hereto. The Company and the Consultant each a “Party” and collectively, the “Parties”.

R E C I T A L S

WHEREAS, the Company wishes to engage the Consultant in order to for Consultant to rendered Company and its Affiliates (as defined below) with the Services (as such terms are defined below), therefore Company has offered Consultant to become an employee of the Company, and as such provide the Company with the Services;

WHEREAS, Consultant rejected Company’s offer of employment and instead has extended an offer to render the Company and its Affiliates (as defined below) with the Services as an independent, non-exclusive, service provider, with no employment relationship, all in accordance with the terms and conditions contained in this Agreement;

WHEREAS, Consultant has extended the aforementioned offer due to the benefits Consultant finds in this type of engagement (as an independent consultant instead of as an employee), including – but not limited to - with regard to the economic benefits and none-exclusivity and due to the fact that Consultant has been and is in the business of providing such Services as an independent contractor;

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, accepted and agreed to, the Company and the Consultant, intending to be legally bound, agree to the terms set forth below.

Section 1.The Services

1.1During the Term (as defined below), the Consultant will perform such Services, as set forth in Exhibit A attached hereto and incorporated herein by reference, and such other services as may be agreed upon between the Company and its Affiliates and the Consultant from time to time (the “Services”). Affiliates shall mean SpotItEarly Ltd. a wholly owned subsidiary of the Company incorporated under the laws of the Date of Israel (the “Israeli Subsidiary”) and any other entity designated by the Company from time to time.

1.2Consultant shall not subcontract or otherwise delegate performance of any Services without the Company’s prior written consent.

Section 2.Compensation and Payment

2.1Services Fees. Subject to and in consideration for the Services and fulfillment of all Consultant’s duties and obligations hereunder, the Company, or any Affiliate thereof, shall pay the Consultant the Compensation, all subject to and as set forth in Exhibit A attached hereto (the “Compensation”). The Parties hereto confirm that the Compensation set forth in Exhibit A form the sole, exclusive and complete consideration for all the Consultant’s undertakings and Services under this Agreement and Consultant shall not be entitled to any other compensation, consideration, fee, commission, benefit, bonus, equity, reimbursement and/or payment of any sort in addition to the Compensation as explicitly stipulated in this Exhibit A.

2.2Taxes. It is explicitly agreed between the parties that, unless provided otherwise in Exhibit A attached hereto, any and all taxes, duties, fees, governmental or municipal fees or charges and/or other impositions that may be levied pursuant to any applicable law upon the Consultant with regards to the provision of the Services under this Agreement, including, but not limited to, Income Tax, shall be borne solely by the Consultant, and the amounts of the aforesaid payments shall be deemed to have been included in the Compensation and the Consultant shall indemnify the Company in the event the Company is required to pay any such taxes on behalf of the Consultant. In the event that pursuant to any law or regulation, tax is required to be withheld at source from any payment made to Consultant, the Company shall withhold said tax at the rate set forth in the certification issued by the applicable tax authority at the rate determined by said law or regulation. Consultant shall indemnify the Company in the event the Company is required to pay any such taxes on behalf of the Consultant.

Section 3.Term and Termination

3.1Term. This Agreement is effective as of the Effective Date and shall remain in full force for the Term (as defined in Exhibit A attached hereto, unless terminated earlier pursuant to the terms herein. The Agreement may be terminated by either party for any reason by delivery of a prior written notice to the other party in the number of days set forth in Exhibit A (the “Notice Period”). During the Notice Period, the Company will have the sole and absolute discretion to decide whether or not the Consultant shall provide the Services.

3.2Termination for Default. The Company may terminate this Agreement immediately by giving the Consultant a written notice of termination if (a) the Consultant commit a material breach of or default under this Agreement that is not cured within seven (7) days from delivery by Company of a written notice of the breach or default, (b) any proceeding, plan or other action for the bankruptcy, rearrangement, reorganization, insolvency, dissolution or liquidation of the other party is filed, adopted, commenced or threatened, (c) the Consultant (i) breach any of the terms or conditions of Section 5 of this Agreement (including the PIIA as defined below), or (ii) engage in willful misconduct or act in bad faith or commit a criminal offense, or perpetrate a common law fraud against the Company.

3.3Effect of Termination. Upon termination of this Agreement, the following will apply: (i) the Company will pay to Consultant the Compensation for Services actually rendered until the date of termination of this Agreement, all in accordance to the terms and conditions herein (including Exhibit A attached hereto); and (ii) the Parties’ respective rights and obligations under Sections 2.2, 3, 4, 5 and 6 will survive, as well as any rights, obligations and duties which by their nature extend beyond, the expiration or termination of this Agreement (however so terminated).

Section 4.

4.1Relationship of the Parties.

4.1.1Consultant hereby irrevocably confirms that: (i) Consultant has rejected Company’s offer of employment, (ii) Consultant explicitly requested to engage the Company as an independent contractor with no employment relationship with the Company under this Agreement which is only an agreement for the provision of services on a strictly contractual basis and does not create employer-employee relations between Consultant and the Company and does not confer upon Consultant any rights, except for those set forth herein explicitly, (iii) Consultant prefers the benefits related and derived from this type of engagement over the benefits derived from an employment relationship, accordingly Consultant rejected Company’s offer of employment and extended the aforementioned offer, and (iv) Consultant has been and is in the business of providing the Services as an independent service provider prior to Consultant’s engagement with the Company.

4.1.2The Consultant shall at all times act as an independent consultant, and shall not be, and/or claim to be, an employee of the Company. Consultant shall attend to any payments imposed upon the Consultant as an independent contractor, and it shall be solely responsible in respect thereof. Without prejudice to the generality of the aforesaid, it is hereby agreed that Consultant shall not be entitled to receive from the Company any form of severance pay and/or any other payment and/or other consideration deriving from employer-employee relations and/or the termination thereof.

4.1.3The Consultant undertakes that it and/or anyone on its behalf shall claim, demand, sue or bring any cause of action against the Company in connection with alleged employer-employee relations between it and the Company, and/or in the event that for any reason whatsoever, a competent authority, including a judicial body, shall determine that the Consultant was, or is, the Company’s employee, Consultant shall indemnify the Company upon its first demand for any expense that may be occasioned to it in respect of, or in connection with any of the aforesaid in the Section, including advocates’ professional fees.

4.2Representations; Warranties; Covenants.

4.2.1In performance of the Services and this Agreement, the Consultant shall comply with all applicable laws and shall have at all times during the performance of the Services, all necessary rights, authorizations, or licenses to perform such Services. The Consultant shall immediately and without delay inform the Company of any affairs and/or matters that might constitute a conflict of interest with the Consultant’s position and/or engagement with the Company and/or the interests of the Company and/or of the Company's clients. The Consultant represents and warrants that this Agreement and the performance of the Services, and the Consultant’s other obligations under this Agreement (i) do not and will not constitute or cause any breach, default or violation of any other consulting, nondisclosure, confidentiality or other agreement to which the Consultant is party; (ii) do not require the consent of any person or entity; (iii) do not and will not violate any policies or procedures of any other person or entity for which it performs services concurrently with those performed herein; (iv) will be performed with promptness and diligence and will be executed by the Consultant, which is fully familiar with the requirements for such Services in a workmanlike manner, in accordance with the practices and standards used in professional well-managed operations performing similar services; (v) do not and will not infringe, misappropriate or violate any patent, copyright, trade secret, trademark or other intellectual property right of any third party; and (iv) have obtained any and all the required consents, permits and approvals in connection with the provision of the Services hereunder from any person and entity with which Consultant is or will be engaged with in parallel and there are no restrictions, limitations, contractual obligations or statutory obligations which prevent Consultant from providing the Services to the Company hereunder or otherwise fulfilling Consultant’s obligations under this Agreement.

4.3Indemnification. The Consultant agrees to indemnify, defend and hold harmless the Company and its affiliates, from and against any and all damages, expenses (including, without limitation, reasonable attorneys’ fees), liabilities, claims, including from third parties, relating to (a) an employer - employee relationship between such the Company and Consultant; (b) any claim that any Services, or any part thereof, furnished hereunder by Consultant or the use thereof constitutes an infringement upon any copyright, patent, trademark, trade secret and/or other intellectual property right, any claim relating to misuse, or misappropriation of third party’s intellectual property rights or claims relating to violation of privacy.

Section 5.Proprietary Information and Inventions Agreement.

5.1Consultant and the Israeli Subsidiary have entered into a certain Non-Competition, Proprietary Information and Inventions Agreement, dated October 26, 2020 (the “PIIA”), which shall also apply to the relationship between the parties herein, including with respect to the provision of the Services.

5.3The Consultant agrees that any breach of this Section 5 or any of the provisions of the PIIA by Consultant would cause irreparable damage to the Company and that, in the event of such breach, the Company shall have, in addition to all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation or threatened violation of Consultant's obligations hereunder.

Section 6.Miscellaneous

6.1Notices. Any notices or other communications required hereunder shall be in writing and shall be deemed given when delivered in person or by email to the party email address as specified below, or to such other addresses of which a party shall have notified the others in accordance with the provisions of this Section 6.1, and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b), if sent by email (with electronic confirmation of receipt) on the recipient’s next business day. The email address of each Party for notice is set forth in Exhibit A attached hereto.

6.2Non-waiver. The failure of a Party hereto to insist upon or enforce strict performance of any provision of this Agreement or to exercise any of its rights or remedies under this Agreement will not be interpreted or construed as a waiver or relinquishment to any extent of such party’s rights to assert or rely on any such provision, right or remedy in that or any other instance; rather, the same will be and remain in full force and effect. All waivers by a party hereto shall be in writing.

6.3Severability. In case any one or more of the provisions (or parts of a provision) in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision (or part of a provision) of this Agreement; and this Agreement shall, to the fullest extent lawful, be reformed and construed as if such invalid or illegal or unenforceable provision (or part of a provision), had never been contained herein, and such provision (or part of the provision) reformed so that it would be valid, legal and enforceable to the maximum extent possible. Without limiting the foregoing, if any provision (or part of provision) contained in this Agreement shall for any reason be held to be excessively broad as to duration, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the fullest extent compatible with then existing applicable law.

6.4Assignment. The Consultant will not (by contract, operation of law or otherwise) assign this Agreement or any right or interest in this Agreement without the prior written consent of the Company.

6.5Governing Law; Venue and Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State Delaware without giving effect to principles of conflicts of law.

6.6Amendments. This Agreement may be amended or modified, in whole or in part, only by an instrument in writing signed by all parties hereto.

6.7Entire Agreement. This Agreement sets forth the entire agreement, and supersedes any and all prior agreements, of the parties with respect to the Services performed or to be performed by the Consultant hereunder.

6.8Public Disclosures. The Consultant is hereby granting the Company permission to mention the Consultant’s name as consultants to the Company. Other than specifically agreed in writing between the Parties or required by applicable law or court order, neither Party hereto shall disclose the terms of this Agreement, notwithstanding the aforementioned the Company may disclose any information related to the Consultant, as the Company shall deem necessary and reasonable for business purposes or to pursue the Company business interests and in any due diligence process in the future.

6.9Legal Authority. Each Party represents and warrants that it has the necessary legal authority to enter into this Agreement and to fulfill and perform each covenant and obligation imposed by this Agreement and that this Agreement, when executed by the duly authorized representative of each Party, represents a valid, binding and enforceable legal obligation of the party.

6.10Headings; Interpretation. Headings and subheadings are for convenience only and shall not be deemed to be a part of this Agreement. The preamble, exhibits and schedules to this Agreement constitute an integral part hereof. Words in the singular shall include the plural and vice versa; words in the masculine shall include the feminine and vice versa; and reference to a person shall also include corporate bodies and other legal entities.

6.11Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts by facsimile transmission or by electronic delivery in pdf format or the like, and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have duly executed this Agreement including Exhibit A attached hereto as of the date first set forth above.

SpotItEarly, Inc.		Consultant

By:	/s/ Shlomi Madar	By:	/s/ Roi Ophir
	Name: Shlomi Madar		Name: Roi Ophir
	Title: CEO		Title: Chairman of the Board

Exhibit A

to the Consulting Agreement by and between SpotItEarly Ltd. and Consultant (the “Agreement”)

A.Consultant: Roi Ophir, ID no. 029378007, residing at 31 Katowitz, Tel Aviv, Israel

B.Effective Date: January 1st, 2025

C.Term of the Agreement: from Effective Date until terminated in accordance with Section 3 of the Agreement.

D.Notice Period: 90 calendar days.

E.Description of Services:

The Consultant shall provide the Company and its Affiliates with consulting services as an active chairman of the board.

F.Scope of Services: Consultant shall provide the Company and its Affiliates with the Service at such scope and per a schedule to be determined by the parties from time to time.

G.Compensation: In consideration of the provision of the Services, for each full month Consultant provides the Services to the Company and its Affiliates at the agreed upon scope of services, Company or any of its Affiliates shall pay the Consultant a monthly retainer fee of NIS 20,000 (~USD $5,600) (+VAT) (the “Cash Fee”).

It is clarified that since the Consultant is an independent contractor its Consultant exclusive responsibility to decide which insurances, plans or other social benefits it needs to acquire for himself, even if such are not mandatory under applicable law, such as health insurance, life insurance, disability insurance, pension insurance, property insurance, retirement plan, etc., (collectively, “Benefits”), all as will be determined per the Consultant’s exclusive discretion. Furthermore, amounts of the aforesaid Benefits is hereby deemed to have been calculated and included in the Cash Fee.

H.The Company or its Affiliates will pay the amount properly due and payable under each of the Consultant's invoices issued in accordance with applicable law, within fifteen (15) days` after invoice was received by the Company (and is in accordance with the corresponding Scope of Services Report), unless there is a dispute that is not resolved within that period, in which case payment will be due ten (10) business days after the dispute is resolved.

I.Email Address for Notice: Company: shlomi@spotitearly.com Consultant: roi@spotitearly.com